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                                                                    Exhibit 10.1

                                 LOAN AGREEMENT

           This LOAN AGREEMENT ("Loan Agreement") is entered into as of the 30th day of December, 2002 (the "Effective Date"), by Vie Financial Group, Inc., a Delaware corporation ("Vie"), SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP and SOFTBANK Capital LP, each a Delaware limited partnership (each, an "Investor" and, collectively, "Softbank"), and Draper Fisher Jurvetson ePlanet Ventures L.P., a Cayman Islands limited partnership, Draper Fisher Jurvetson ePlanet Partners Fund, LLC, a California limited liability company, and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, a German partnership (each, an Investor, collectively, "Draper Fisher", and, together with Softbank, the "Investors").

                                  INTRODUCTION

           WHEREAS, Vie has requested that the Investors severally extend Vie credit in the principal amounts set forth herein and for the purposes set forth in Section 7.1(a) hereof and whereas the Investors are willing to extend such credit on the terms and conditions contained in this Loan Agreement; and

           WHEREAS, the amount advanced by the Investors to Vie pursuant to this Loan Agreement may be applied to the purchase of equity in Vie under the terms and conditions specified in this Loan Agreement;

           Now, therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, and in order to induce the Investors to extend such credit, Vie and the Investors hereby agree as follows:

                                     ARTICLE 1.
                                    DEFINITIONS

           Section 1.1 Definitions and Exhibits. Terms defined above or in the text of this Loan Agreement shall have the meanings set forth herein. Other capitalized terms shall have the meaning set forth in the Definitions Addendum, which is attached and incorporated herein. All exhibits to this Loan Agreement are also incorporated herein.

                                    ARTICLE 2.
                                 THE COMMITMENT

           Section 2.1 Term Commitment. Subject to the terms and conditions of this Loan Agreement, each Investor agrees, severally and not jointly, to make a loan on the Closing Date to Vie in the principal amount set forth opposite such Investor's name

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on Schedule 2.1 hereof. The Loan shall bear interest as provided in this Loan
Agreement. The Loan shall be evidenced by the Notes and this Loan Agreement.

            Subject to the conditions set forth in this Loan Agreement, at the Closing each Investor, severally and not jointly, shall disburse the portion of the Loan to be advanced by such Investor, less reimbursement to such Investor in respect of the fees and disbursements of such Investor's counsel in connection with this Loan Agreement and, in the case of Softbank, in connection with or relating to the Securities Purchase Agreement, dated as of February 4, 2002, between The Ashton Technology Group, Inc. and OptiMark Innovations Inc. ("OII"), and the transactions contemplated thereby.

            Section 2.2 Evidence of Indebtedness. Each of the Investors shall maintain records evidencing amounts of principal and interest paid by or on behalf of Vie to such Investor hereunder.

                                ARTICLE 3.
                       REPAYMENT, INTEREST AND CONVERSION

            Section 3.1 Payment Of Principal and Interest. The outstanding principal balance on each of the Notes, together with all accrued but unpaid interest, shall be due and payable on the Maturity Date (as defined below).

            The "Maturity Date", with respect to a Note, shall be May 4, 2006.

            Section 3.2 Interest Rate. Interest on the outstanding principal balance of the Notes shall accrue at the rate of eight percent (8%) per annum, simple interest calculated based on a 360-day year of twelve 30-day months. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Notes shall accrue at the Default Rate specified in Section 4.2 hereof. Vie may, at its election, from time to time prior to the Maturity Date, pay accrued and unpaid interest in cash. Except as otherwise provided in Section 3.5 hereof, all accrued but unpaid interest shall be due and payable on the Maturity Date in cash. If it is ever determined that the rate of interest is in excess of any maximum rate (if any) prescribed by law, then that portion of interest payments representing any amounts in excess of said maximum shall be deemed a payment of principal and applied by the Investors at any time against the outstanding principal balance.

            Section 3.3 Prepayment. Upon 30 days prior written notice of Vie to the Investors, the Loan may be prepaid, in whole or in part without prepayment fee, premium or penalty. Any prepayment shall first be applied to Costs and Fees, if any, described in Section 4.1, then to interest and then to the outstandingprincipal balance of the Notes, or in such other order as the Investors may, in their sole discretion, determine.

            Section 3.4 Manner, Method, Place, Time and Application of Payment, Reinstatement, Waivers. Except as otherwise provided in Section 3.5 hereof, all Obligations shall be paid in lawful currency of the United States and in immediately available funds to the Investors by wire transfer in immediately available funds to such bank account as the Investors or any assignee may designate in writing. The liability of

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Vie hereunder and under any Transaction Document shall be reinstated and revived and the rights of the Investors shall continue to the extent of any amount at any time paid by or on behalf of Vie if such amount shall thereafter be required to be restored, returned or forfeited by the Investors pursuant to any Requirement of Law, and Vie's liability therefor shall continue as if such amount had not been paid.

           Vie agrees that if for any reason any amount due hereunder or under any Transaction Document is paid by cashier's, certified or other check, there shall be no discharge of Vie's obligation until such check be finally paid by the issuer thereof.

           All payments under this Loan Agreement shall be made without counterclaim, set-off, condition or qualification and free and clear of (and without deduction for) any Taxes, deductions or charges of any nature whatsoever and irrespective of any default by the Investors under any Transaction Document. All payments (other than prepayments which shall be applied as specified in the preceding Section 3.3) shall be applied first against Costs and Fees, if any, described in Section 4.1, then against indemnities and all amounts due hereunder other than principal and interest, then against interest and then against the outstanding principal balance of the Loan.

           Section 3.5  Conversion.

                   (a) Optional Conversion.

                            (i)  At any time on or after the completion by Vie
of any issuance and sale of Stock on or prior to the Maturity Date (an "Additional Financing"), in lieu of an Investor's receipt of repayment of the principal of, and interest on, the Note in lawful currency of the United States in immediately available funds as provided in Section 3.4, such Investor may elect, in its sole discretion, to convert the Conversion Loan Amount into a number of shares of Stock of the same class as those issued and sold in such Additional Financing (the "Optional Conversion") determined by dividing the Conversion Loan Amount by the Applicable Conversion Price; provided, however, that the issuance of Common Stock (including warrants exercisable for Common Stock) to any vendors, service providers or sales representatives of Vie in an aggregate amount with respect to all such issuances not in excess of 2% of the shares of Common Stock outstanding on the date hereof and the issuance of Common Stock upon exercise of options described in clause (i) of the definition of "Additional Shares of Conversion Stock" in Section 3.5(d)(i) shall not constitute an Additional Financing. The shares of Stock received by Investors upon the occurrence of an Optional Conversion shall be entitled to the same rights and subject to the same obligations, including, but not limited to, those rights and obligations set forth in the stock purchase agreement and other agreements relating to the Additional Financing, as the shares of Stock that are issued and sold in the Additional Financing.

                            (ii) If an Investor fails to exercise its right to
Optional Conversion prior to the Conversion Date, then such right shall terminate with respect to such Additional Financing.

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                   (iii) Prior to consummation of any Additional Financing, Vie shall give to the Investors written notice describing in reasonable detail the terms of such Additional Financing and the terms of the Stock issuable upon such Additional Financing, and shall provide to the Investors copies of all agreements and instruments relating to such Additional Financing.

           (b) Final Conversion. At any time following the Closing Date Closing Date, in lieu of an Investor's receipt of repayment of the principal of, and interest on, the Note in lawful currency of the United States in immediately available funds as provided in Section 3.4, such Investor may elect, in its sole discretion, to convert the Conversion Loan Amount into a number of shares of Common Stock (the "Final Conversion") determined by dividing the Conversion Loan Amount by the Applicable Conversion Price.

           (c) Adjustments.

                   (i) Stock Splits and Dividends. If the Stock which Vie shall be required to deliver to any of the Investors pursuant to Section 3.5(a) or (b) shall be subdivided into a greater number of shares or consolidated into a lesser number of shares or a dividend shall be paid in respect of such Stock, then the number of shares of Stock that Vie shall be required to deliver to such Investor pursuant to such Section 3.5(a) or (b) shall, concurrently with the effectiveness of such subdivision or consolidation or immediately after the record date of such dividend, be modified so that the number of shares of Stock which such Investor would otherwise have been entitled to receive and Vie would otherwise have been required to deliver pursuant to such Section 3.5(a) or (b) shall be replaced by such number of shares of the class or series of capital stock, and such amount of cash or other property, right, or consideration, as the case may be, if any, into which the shares of Stock to be delivered to such Investor pursuant to such Section 3.5(a) or (b) immediately before such event would have been subdivided or consolidated or that the shares of Stock to be delivered to such Investor pursuant to such Section 3.5(a) or (b) immediately before such event would have been entitled to receive as a dividend (assuming such holder exercised any rights of election to receive any such dividend in cash but otherwise did not exercise any rights to elect to receive any particular form of consideration).

                   (ii) Reclassification and Reorganization. If the Stock which Vie shall be required to deliver to any of the Investors pursuant to Section 3.5(a) or (b) shall be exchanged for or changed into any other class or series of capital stock of any issuer, cash or any other property, right, or form of consideration, whether by capital reorganization, reclassification, merger, consolidation, reorganization or otherwise, then the number of shares of Stock that Vie shall be required to deliver to such Investor pursuant to such Section 3.5(a) or (b) shall, concurrently with the effectiveness of such reorganization, reclassification, merger, consolidation, reorganization or other event, be modified so that the number of shares of Stock which such Investor would otherwise have been entitled to receive and Vie would otherwise have been required to deliver pursuant to such Section 3.5(a) or (b) shall be replaced by such number of shares of the class or series of capital stock, and such amount of cash or other property, right, or

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consideration, as the case may be, into which the shares of Stock to be delivered to such Investor pursuant to such Section 3.5(a) or (b) immediately before such event would have been converted or exchanged by a holder of such shares (assuming such holder exercised any rights of election to receive cash in such transaction but otherwise did not exercise any rights to elect to receive any particular form of consideration).

              (d) Adjustments to Conversion Price for Certain Diluting Issues.

                     (i) Special Definitions. For purposes of this Section 3.5, the following definitions apply:

          "Conversion" means an Optional Conversion or a Final Conversion, as the case may be.

          "Conversion Loan Amount" means, in the case of an Optional Conversion or Final Conversion, such portion of the outstanding principal and interest owing to an Investor as such Investor elects to convert.

          "Conversion Stock" means:

                         (1) in the case of an Optional Conversion, the class of
Stock issued and sold in the Additional Financing; or

                         (2) in the case of a Final Conversion, Common Stock.

          "Convertible Securities" shall mean any evidences of Indebtedness, shares or other securities convertible into or exchangeable for shares of Conversion Stock.

          "Options" means rights, options, or warrants to subscribe for, purchase or otherwise acquire Conversion Stock.

          "Additional Shares of Conversion Stock" means all shares of Conversion Stock issued or deemed to have been issued by Vie after the Closing Date, other than shares of Conversion Stock issued or issuable:

                         (1) upon exercise of Options to purchase Conversion
Stock issued by Vie to its employees, directors or consultants with the approval of the Board; or

                         (2) for which the number of shares of Conversion Stock
to be received by the Investors pursuant to Section 3.5(a) or (b) has been adjusted pursuant to Section 3.5(c).

          "Conversion Date" means:

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                    (3) in the case of an Optional Conversion relating to any
         Additional Financing, the date that is 30 days following the later of
         (a) the closing date of such Additional Financing and (b) the date the Investors are given written notice of such Additional Financing in accordance with Section 3.5(a); or

                    (4) in the case of a Final Conversion, any date on which an Investor elects, in its sole discretion, to convert the Conversion Loan Amount pursuant to Section 3.5(b) above.

              "Applicable Conversion Price" means (i) in the case of the Optional Conversion in respect of an Additional Financing, the price paid by purchasers in such Additional Financing and (ii) in the case of the Final Conversion, U.S. $0.0448, in the case of (ii) as adjusted pursuant to this
Section 3.5(d).

              (ii) No Adjustment of Applicable Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Applicable Conversion Price shall be made unless in connection with the issuance or deemed issuance of Additional Shares of Conversion Stock made in connection with any transaction that does not constitute an Additional Financing the consideration per share (determined pursuant to Section 3.5(d)(iv) hereof) for the Stock issued or deemed to be issued by Vie in such transaction is less than the Applicable Conversion Price in effect on the date of, and immediately prior to, such issue; and

              (iii) Adjustment of Applicable Conversion Price. In the event
Vie, at any time after the Closing Date, shall issue Additional Shares of Conversion Stock that are issued in any transaction that does not constitute an Additional Financing without consideration or for a consideration per share less than the Applicable Conversion Price in effect on the date of, and immediately prior to, such issue, then and in such event, the Applicable Conversion Price then in effect shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Applicable Conversion Price by a fraction, the numerator of which shall be the sum of the number of shares of Conversion Stock outstanding immediately prior to such issue plus the number of shares of Conversion Stock which the aggregate consideration received by Vie for the total number of shares of such Stock so issued would purchase at the Applicable Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Conversion Stock outstanding immediately prior to such issue plus the number of shares of such Stock so issued. For the purpose of the above calculation, the number of shares of Conversion Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if any outstanding Options to purchase Conversion Stock had been fully exercised as of such date.

              (iv) Determination of Consideration. For purposes of this Section 3.5(e), the consideration received by Vie for the issue of any shares of Stock that are issued in any transaction that does not constitute an Additional Financing shall be computed as follows:

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                           (1)   Cash and Property: Such consideration shall:

                              a. insofar as it consists of cash, be computed at
               the aggregate amount of cash received by Vie excluding amounts paid or payable for accrued interest or accrued dividends;

                              b. insofar as it consists of property other than
               cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                              c. in the event shares of Stock that are issued in
               any transaction that does not constitute an Additional Financing are issued together with any shares of other Stock or other assets of Vie for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.

                           (2)  Options and Convertible Securities. The
         consideration per share received by Vie for shares of Stock that are issued in any transaction that does not constitute an Additional Financing, if such Stock relates to Options or Convertible Securities, shall be determined by dividing:

                              a. the total amount, if any, received or
               receivable by Vie as consideration for the issue of such Options and Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to Vie upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                              b. the maximum number of shares of Conversion
               Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                    (e) Investors' Preferred Stock.

                          (i) If Vie does not have available for issuance a
sufficient number of shares of Conversion Stock as required in the event of a Conversion, Vie shall use its best efforts to cause its certificate of incorporation to be amended promptly to increase the number of authorized shares of such Conversion Stock such that there are a sufficient number of shares of such Conversion Stock available for issuance upon such Conversion.

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                          (ii)   Notwithstanding Section 3.5(e)(i) above, if at
the time of a Conversion Vie does not have available for issuance a sufficient number of shares of Conversion Stock to effect a Conversion, upon such Conversion the Conversion Loan Amount shall convert into:

                              (1) such number of shares of Conversion Stock as are available for issuance; and

                              (2) a number of shares of a new series of preferred stock (which Vie shall use its best efforts to create) ("Investors' Preferred Stock") as shall have, in the aggregate, rights, privileges and preferences (including without limitation with respect to dividends, voting and rights upon liquidation or dissolution of Vie) at least as favorable to the Investors as, and which shall be convertible at any time into, the number of shares of Conversion Stock into which the Conversion Loan Amount is convertible (subject to anti-dilution adjustments and other provisions at least as favorable to the Investors as set forth in this Section 3.5), less the number of shares of Conversion Stock actually issued pursuant to Section 3.5(e)(ii)(1) above.

                          (iii)  If the Conversion Stock which Vie shall be
required to deliver to any of the Investors pursuant to conversion of Investors' Preferred Stock as provided by Section 3.5(e)(ii)(2) above shall be exchanged for or changed into any other class or series of capital stock of any issuer, cash or any other property, right or form of consideration, whether by capital reorganization, reclassification, merger, consolidation, reorganization or otherwise, then the number of shares of Conversion Stock that Vie shall be required to deliver to such Investor pursuant to such Section 3.5(e)(ii)(2) shall, concurrently with the effectiveness of such reorganization, reclassification, merger, consolidation, reorganization or other event, be modified so that the number of shares of Conversion Stock which such Investor would otherwise have been entitled to receive and Vie would otherwise have been required to deliver pursuant to such Section 3.5(e)(ii)(2) shall be replaced by such number of shares of the class or series of capital stock, such amount of cash or other property, right, or consideration, as the case may be, into which the shares of Conversion Stock to be delivered to such Investor pursuant to such
Section 3.5(e)(ii)(2) immediately before such event would have been converted or exchanged by a holder of such shares (assuming such holder exercised any rights of election to receive cash in such transaction but otherwise did not exercise any rights to elect to receive any particular form of consideration).

                          (iv)   For so long as any of the Investors holds
Investors' Preferred Stock, Vie shall be under a continuing obligation to use its best efforts to make available, and maintain the availability of, a sufficient number of shares of Conversion Stock (as adjusted pursuant to Section 3.5(e)(iii) above) to allow the conversion of the Investors' Preferred Stock into such Conversion Stock as provided in Section 3.5(e)(ii) above.

                    (f) More Than One Purchase Price. If more than one purchase price is paid by purchasers, or if different purchasers pay different purchase prices, in an

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Additional Financing, the purchase price paid by purchasers in such financing, for purposes of this Loan Agreement, shall be deemed to be the lowest purchase price paid by purchasers for all shares of Stock issued and sold in such Additional Financing.

                    (g) Non-Cash Consideration. If any part of the purchase price paid by purchasers in an Additional Financing is consideration other than cash, the value of such non-cash consideration shall be as determined by the Board, in its reasonable judgment, and the purchase price paid by purchasers in such financing, for purposes of this Loan Agreement, shall be deemed to include the value of such non-cash consideration.

                    (h) Deemed Issuances of Additional Shares of Conversion Stock. In the event Vie at any time or from time to time after the Closing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Conversion Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Conversion Stock issued as of the time of such issue or in the case such a record date shall have been fixed, as of the close of business on such record date; provided that Additional Shares of Conversion Stock shall not be deemed to have been issued with respect to an adjustment of the Applicable Conversion Price unless the consideration per share (determined pursuant to Section 3.5(d)(iv)) of such Additional Shares of Conversion Stock would be less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided, further, that in any such case in which Additional Shares of Conversion Stock are deemed to be issued:

                          (i)    No further adjustment in the Applicable
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Conversion Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                          (ii)   If such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to Vie, or decrease or increase in the number of shares of Conversion Stock issuable, upon the exercise, conversion or exchange thereof, the Applicable Conversion Price shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                          (iii)  upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Applicable Conversion Price shall, upon such expiration, be recomputed as if:

                           (1) in the case of Convertible Securities or Options for Conversion Stock, the only Additional Shares of Conversion Stock issued were the shares of Conversion Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by Vie for the issue of such exercised Options plus the consideration actually received by Vie upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by Vie upon such conversion or exchange, and

                           (2) in the case of Options for Convertible
         Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by Vie for the Additional Shares of Conversion Stock deemed to have been then issued was the consideration actually received by Vie for the issue of such exercised Options, plus the consideration deemed to have been received by Vie (determined pursuant to Section 3.5(d)(iv)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                       (iv) no readjustment pursuant to clause (ii) or (iii) above shall have the effect of either increasing the Applicable Conversion Price to an amount which exceeds the lower of (1) the Applicable Conversion Price on the original adjustment date, and (2) the Applicable Conversion Price that would have resulted from any issuance of Additional Shares of Conversion Stock between the original adjustment date and such readjustment date; and

                       (v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Applicable Conversion Price, which became effective on such record date, shall be canceled as of the close of business on such record date, and thereafter such Applicable Conversion Price shall be adjusted pursuant to Section 3.5(d)(iii) as of the actual date of their issuance.

Notwithstanding the foregoing, no adjustment or readjustment shall be made pursuant to this Section 3.5(h) in connection with the issuance or deemed issuance of Additional Shares of Conversion Stock in a transaction that constitutes an Additional Financing.

                                   ARTICLE 4.
                                 OTHER PAYMENTS

               Section 4.1 Costs and Fees. Upon demand therefor, Vie agrees to pay to the Investors all Costs and Fees Arising Out Of: the performance of any of the Transaction Documents; the renewal, modification, extension, forbearance (if any), refinancing, renegotiations or restructuring of any Transaction Document; collecting any and all Obligations; and/or enforcing any Transaction Document.

          Section 4.2 Calculations; Default Interest; Compounded Interest. Except as otherwise expressly set forth in this Loan Agreement, all computations of interest and fees under this Loan Agreement or any other Transaction Document shall be made on the basis of a 360-day year consisting of twelve 30-day months. All amounts that are not paid when due under this Loan Agreement shall bear interest at the rate of twelve percent (12%) per annum (the "Default Rate"), compounded every 90 days after the Default Rate becomes applicable.

                                   ARTICLE 5.
                             CONDITIONS TO LENDING,
                                    SECURITY
                                       AND
                                 OTHER COVENANTS

          Section 5.1 Conditions. The obligation of the Investors to make the Loan is subject to fulfillment by Vie of all of the following conditions:

                  (a) Execution and delivery by Vie of the Transaction
Documents.

                  (b) The representations and warranties contained in Article 6 hereof and in each Transaction Document shall be accurate in all material respects (except with respect to representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be accurate in all respects) on and as of Closing as though made on and as of such date and no Event of Default and no condition or event which, with the giving of notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing on Closing and the Investors shall have received a certificate in the form set forth on Exhibit B attached hereto and signed by the Chief Executive Officer of Vie, dated as of the Closing Date, to that effect.

                  (c) Vie shall have complied with all covenants and obligations to be performed or observed by it at or prior to such time.

                  (d) Vie shall have obtained all consents of third parties, including, without limitation, any Governmental Body, required in connection with the execution and delivery of the Transaction Documents and consummation of the transactions contemplated thereby.

                  (e) The Investors shall have received a written opinion of counsel for Vie, dated the Closing Date, in substantially the form of Exhibit C.

                  (f) The Investors shall have received a Secretary's Certificate attaching copies of all corporate action taken by Vie to authorize the Transaction Documents, and the borrowings thereunder and issuances and other actions contemplated thereby, certified as of the Closing Date by the Secretary of Vie.

                  (g) There shall not be pending or threatened any action or proceeding before any court or administrative agency relating to the transactions contemplated by the Transaction Documents which could reasonably be expected to materially impair the ability of Vie to perform its obligations under any Transaction Document or which could reasonably be expected to materially impair the ability of Vie to issue the Stock issuable upon conversion pursuant to
Section 3.5.

                  (h) Except as described in Vie's Quarterly Report on Form 10-Q for the period ended September 30, 2002 (the "10-Q") or Vie's Annual Report on Form 10-K for the period ended December 31, 2001 (the "10-K"), or otherwise described in the Financial Disclosure, dated the date hereof, delivered by Vie to the Investors, since September 30, 2002, there has been no event, occurrence, change, development or state of affairs that had or could reasonably be expected to have a Material Adverse Effect.

                  (i) The Investors shall have received such other documents as the Investors may reasonably request.

          Section 5.2 Conditions of Vie. The representations and warranties contained in Article 6 hereof on behalf of each Investor shall be accurate on and as of Closing as though made on and as of such date, and Vie shall have received a certificate from each Investor to that effect.

          Section 5.3 Conditions Not Fulfilled. If the above conditions are not fulfilled or if the Loan or any portion thereof is not made because of such nonfulfillment of conditions, neither the Investors nor Vie shall be responsible to each other or any other Person for any Loss Arising Out Of nonfulfillment of the above conditions or a failure to make the Loan.

                                   ARTICLE 6.
                         REPRESENTATIONS AND WARRANTIES

          Section 6.1 Representations and Warranties of Vie. The representations and warranties contained in the Transaction Documents shall be deemed to have been relied upon by the Investors and shall survive the Closing.

          Vie hereby represents and warrants to the Investors as follows:

                  (a) Organization, Good Standing and Power. Each of Vie and the Subsidiaries is a corporation or a limited liability company, each duly organized and existing, in good standing, under the laws of the jurisdiction of its incorporation, and each has the corporate or company power to own its property and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except for failures to be in good standing or qualified that would not in the aggregate have a Material Adverse Effect.

                  (b) Corporate Authority. Except as set forth in Schedule 6.1(k), Vie has full corporate power and authority to enter into this Loan Agreement, to make the borrowings contemplated hereby, to execute and deliver the Notes and to incur the Obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders or of any Governmental Body is required as a condition to the validity or performance by Vie of any Transaction Document.

                  (c) Authorizations. All authorizations, consents, approvals, registrations, exemptions and licenses with or from Governmental Bodies which are necessary for the borrowings hereunder, the execution and delivery by Vie of this Loan Agreement, the Notes and the performance by Vie of its Obligations hereunder and thereunder have been effected or obtained and are in full force and effect.

                  (d) Binding Agreement. The Transaction Documents constitute the valid and legally binding obligations of Vie, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and, as to enforcement, to general equity principles.

                  (e) Litigation. Except as described in the 10-Q or the 10-K, there are no proceedings or investigations pending or, to the knowledge of the executive officers of Vie, threatened before any court or arbitrator or before or by any Governmental Body which, in any one case or in the aggregate, if determined adversely to the interests of Vie, or any of its Subsidiaries, would have a Material Adverse Effect.

                  (f) No Conflicts. There is no statute, regulation, rule, order or judgment, and no provision of any mortgage, indenture, contract or agreement binding on Vie or any of its Subsidiaries or affecting their properties which would prohibit, conflict with or in any way prevent the execution, delivery, or carrying out of the terms of the Transaction Documents.

                  (g) Financial Condition. Except as has been described in documents referred to in Section 5.1(h) hereof or otherwise described in writing to the Investors prior to the execution and delivery of this Loan Agreement, (i) there are no material Liabilities of Vie or any of its Subsidiaries as of the date of such balance sheet which are not reflected therein or in the notes thereto, and (ii) except as has been described in the Financial Disclosure, dated the date hereof, delivered by Vie to the Investors or disclosed in the 10-K or the 10-Q, there has been no event, occurrence, change, development or state of affairs since September 30, 2002 that had or could reasonably be expected to have a Material Adverse Effect.

                  (h) Company Reports; Financial Statements. Vie has made available to the Investors each registration statement, prospectus, report, proxy statement or information statement prepared by it since January 1, 2002, including the 10-Q and the 10-K in the form (including exhibits, annexes and any amendments thereto) filed with SEC (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Company Reports"). As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects (subject, in the case of unaudited statements, to normal recurring audit adjustments which are not material in amount) the consolidated financial position of Vie and its Subsidiaries as of its date and each of the consolidated statements of operations and statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects (subject, in the case of unaudited statements, to normal recurring audit adjustments which are not material in amount) the results of operations and cash flows, as the case may be, of Vie and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                  (i) Company Information. None of the Transaction Documents or the Financial Disclosure, dated the date hereof, delivered by Vie to the Investors contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  (j) Reserved Preferred Stock. Vie has reserved and made available for issuance, free from preemptive rights, out of its authorized but unissued shares of preferred stock, a sufficient number of shares of preferred stock to issue the Investors' Preferred Stock pursuant to Section 3.5(e) in the event of a Conversion.

                  (k) Certain Indebtedness. Except as set forth in the 10-Q or 10-K or in Schedule 6.1(k), each of Vie and its Subsidiaries has performed all obligations to be performed by it under its Indebtedness, including the RGC Note, and no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute a default on the part of Vie or any of its Subsidiaries under their Indebtedness.

          Section 6.2 Representations and Warranties of the Investors. The representations and warranties contained in any Transaction Document shall be deemed to have been relied upon by Vie and shall survive the Closing.

          Each Investor hereby represents and warrants to Vie as follows:

                  (a) Organization, Good Standing and Power. Each Investor is either a limited liability company or partnership, each duly formed and existing, in good standing, under the laws of the jurisdiction of its formation.

                  (b) Corporate Authority. Each Investor has full company power and authority to enter into this Loan Agreement, to consummate the transactions provided herein, all of which have been duly authorized by all proper and necessary company action. No consent or approval of any Governmental Body is required as a condition to the validity or performance by each Investor of any Transaction Document.

                  (c) Binding Agreement. The Transaction Documents constitute the valid and legally binding obligations of each Investor, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and, as to enforcement, to general equity principles.

                  (d) Private Placement.

                         (i)   Each Investor understands that (1) the offering
and sale of the Securities by Vie is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof and (2) there is no existing public or other market for the Securities.

                         (ii)  Each Investor (either alone or together with its
advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment.

                         (iii) Each Investor is acquiring or will acquire the
Securities to be acquired hereunder for its own account, for investment and not with a view to the public resale or distribution thereof, in violation of any securities law.

                         (iv)  Each Investor understands that the Securities
will be issued in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such laws or is exempt from such registration or qualification.

                         (v)   Each Investor (1) has been furnished with or has
had full access to all of the information that it considers necessary or appropriate to make an informed investment decision with respect to the Securities and that it has requested from Vie, (2) has had an opportunity to discuss with management of Vie the intended business and financial affairs of Vie and to obtain information (to the extent Vie possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (x) an investment in the Securities indefinitely and (y) a total loss in respect of such investment; it being understood that nothing set 6.2(d) shall affect the representations, warranties or other obligations of Vie, forth in this Section or the rights and remedies of each Investor, under this Agreement or otherwise in any way whatsoever.

                         (vi)  Each Investor qualifies as an "accredited
investor" as such term is defined under Rule 501 under the Securities Act.

                                   ARTICLE 7.
                                    COVENANTS

          Section 7.1 Covenants. Until all Obligations are irrevocably satisfied in full, Vie hereby covenants and agrees that unless the Investors otherwise Consent, Vie shall:

           (a) Use of Proceeds. Apply the proceeds of the Loan only to such purposes and in such manner as shall be approved prior to such application by the Board.

           (b) Financial Statements and Reports. In the event Vie ceases to be required to file annual and quarterly reports pursuant to the Exchange Act, deliver to the Investors in form and detail reasonably satisfactory to the Investors periodic reports as follows:

                   (i) Monthly Reports. Vie shall furnish to the Investors as soon as practicable, and in any case within fifteen (15) days of the end of each calendar month (except for the last month of each fiscal quarter), consolidated and consolidating balance sheets of Vie and its Subsidiaries as of the close of such period and consolidated and consolidating statements of income and expense from the beginning of such period to the close of such period, certified by the Chief Financial Officer of Vie and accompanied by a certificate of said officer explaining any significant differences in the statements from Vie's operating plan and budget for the period covered, stating whether any event has occurred which constitutes an Event of Default or which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default and, if so, stating the facts with respect thereto, and stating that such statements fairly present, in all material respects in accordance with GAAP, the consolidated financial position and consolidated financial results of Vie for the month covered;

                   (ii) Quarterly Reports. Vie shall furnish to the Investors as soon as practicable, and in any case within forty five (45) days after the end of each of Vie's fiscal quarters, consolidated and consolidating balance sheets of Vie and its Subsidiaries as of the close of such period and consolidated and consolidating statements of income and expense and cash flows from the beginning of the then current fiscal year and from the beginning of such fiscal quarter to the close of such period, certified by the Chief Financial Officer of Vie and accompanied by a certificate of said officer explaining any significant differences in the statements from Vie's operating plan and budget for the period covered, stating whether any event has occurred which constitutes an Event of Default or which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default and, if so, stating the facts with respect thereto, and stating that such statements fairly present, in all material respects in accordance with GAAP, the consolidated financial position and consolidated financial results of Vie for the periods covered;

                   (iii) Annual Reports and Budget. Vie shall furnish to the Investors as soon as practicable, and in any case within ninety (90) days after the close of each of Vie's fiscal years, (1) a copy of the annual audit report relating to Vie and its Subsidiaries in reasonable detail satisfactory to the Investors and prepared in accordance with GAAP by independent public accountants satisfactory to the Investors, together with financial statements consisting of consolidated and consolidating balance sheets of Vie and its Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income and expense, retained earnings, paid-in capital and surplus and cash flows of Vie and its Subsidiaries for such fiscal year; (2) a letter or opinion of the accountants who prepared the annual audit report relating to Vie and its

Subsidiaries stating whether anything in such accountants' examination has revealed the occurrence of any event which constitutes an Event of Default or which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default and, if so, stating the facts with respect thereto; and
(3) an annual operating plan and budget, prepared on a monthly basis, for the next immediate fiscal year. Vie shall also furnish to the Investors, within a reasonable time of its preparation, amendments to the annual budget, if any.

           (c) Notices. To the extent known to Vie, promptly give notice to the Investors of the occurrence of, and the occurrence of any material development in, (i) any Event of Default or any event which, upon a lapse of time or notice or both, would become an Event of Default, (ii) any material Claim, or (iii) any event or circumstance that could reasonably be expected to have a Material Adverse Effect.

           (d) Compliance with Laws. Conduct its operations and cause those of its Subsidiaries to be conducted only in compliance with all policies of insurance and all Requirements of Law, except where any failure could not reasonably be expected to have a Material Adverse Effect.

           (e) Maintenance of Records. Maintain adequate and complete records and books of account in accordance with GAAP, which books shall reflect all financial transactions of Vie. Vie shall also permit any of the Investors' representatives upon reasonable request and during normal business hours to visit and inspect any of the properties of Vie, to examine all its books of account, records, reports and other papers and to make copies and extracts therefrom, at such Investor's own expense. In addition, Vie shall also permit any of the Investors' representatives to discuss its affairs, finances and accounts with its officers, employees and independent public accountants all at such reasonable times and as often as may be reasonably requested.

           (f) Indemnification. Indemnify, defend and hold harmless the Investors from and against any and all Claims and Liabilities Arising Out Of (i) any inaccuracy when made of any representation or warranty contained in any Transaction Document or any breach by Vie of any covenant or agreement in this any Transaction Document; and (ii) the performance, enforcement (including affirmative suits and the defense of any Claim or Liability whatsoever) and collection of any Transaction Document. Notwithstanding the foregoing, Vie shall not be required to indemnify, defend or hold harmless the Investors for any Claims or Losses directly and actually caused by the gross negligence or willful misconduct of the Investors. Nothing in this section is intended to limit or shall limit any obligation of Vie to the Investors, including but not limited to the repayment obligations of Vie contained in Article 3.

           (g) Preservation of Existence and Property. Preserve and maintain its existence in the jurisdiction of its formation and qualify, and cause its Subsidiaries to qualify, and remain qualified, and cause each of its Subsidiaries to remain qualified, as a foreign corporation in each jurisdiction where the failure to so qualify could have a Material Adverse Effect. Vie shall take all reasonable action to maintain all rights, privileges and franchises necessary or desirable to the normal conduct of its business, and shall comply and cause each of its Subsidiaries to comply with all Contractual Obligations and Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

           (h) Incurrence of Indebtedness; Subsidiary Stock.

                   (i) Not create, incur, assume or suffer to exist any Indebtedness, or permit any of its Subsidiaries so to do, except (a) Indebtedness to the Investors, (b) Indebtedness of Vie or any of its Subsidiaries outstanding on the date hereof (but without any extension or increase in the principal amount thereof or other modification or amendment effected after the date hereof, except if such increase is concurrently applied to repay the Loan in full), (c) Subordinated Indebtedness or (d) Indebtedness that by its terms and conditions is senior to, or pari passu with, the Loan, so long as the proceeds of such Indebtedness are concurrently applied to pay the outstanding principal balance and accrued but unpaid interest on the Loan.

                   (ii) Not permit any Subsidiary of Vie to issue any class of capital stock except to Vie or a wholly-owned Subsidiary of Vie.

           (i) Liens. Not, and not permit any of its Subsidiaries to, incur any Lien upon any of its property or assets, now owned or hereinafter acquired; provided, however, Vie may incur Liens in connection with any Indebtedness the proceeds of which are concurrently applied to pay the outstanding principal balance and accrued but unpaid interest on the Loan.

           (j) Transactions with Related Persons. Not, and not permit any of its Subsidiaries to, directly or indirectly enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service or the making of any loan or advance) with any officer or director of Vie (each, a "Related Person"), unless such transaction is in the ordinary course of business, is approved by the Board and is on terms no less favorable to Vie or such Subsidiary than those that could be obtained in a comparable arm's length transaction with a Person that is not a Related Person.

           (k) Prepayment. Not effect, or agree to effect, nor cause any of its Subsidiaries to effect or agree to effect, any prepayment on any of the Indebtedness of Vie or any of its Subsidiaries, except any prepayment of the RGC Note.

           (l) Downstream Merger. In the event of an issuance and sale of Stock subsequent to the Closing Date, use its reasonable best efforts to ensure that the participants in such subsequent financing shall consent to a merger of OII with and into Vie, and pursuant to which the capital stock of OII shall be converted into the number of shares of Common Stock held by OII immediately before such merger, in the event that the Investors, in their sole discretion, provide a written request to Vie to engage in a merger of OII with and into Vie.

           (m) Reserved Preferred Stock. At all times reserve and keep available for issuance, free from preemptive rights, out of its authorized but unissued shares of preferred stock, a sufficient number of shares of preferred stock to issue the Investors' Preferred Stock pursuant to Section 3.5(e) in the event of a Conversion.

                                   ARTICLE 8.
                                EVENTS OF DEFAULT

     Section 8.1 Events of Default; Acceleration and Remedies. Without regard to previous knowledge or any forbearance by the Investors, the following shall be defaults under this Loan Agreement and the terms "Event of Default", "default" or "Default" shall mean any one or more of the following events:

             (a) Payment Default. Vie shall (i) fail to pay or cause to be paid when due any portion of any Obligation (other than Costs and Fees) or fail to deliver or cause to be delivered when due any securities as required by Section
3.5 hereof, or (ii) fail to pay or cause to be paid Costs and Fees for ten (10) days after such Costs and Fees shall be due; provided, however, in no event shall Vie be required to pay any Costs and Fees without at least ten (10) days notice prior to the due date for the applicable Cost or Fee.

             (b) Breach of Other Covenants or Failure of any Condition. Vie shall fail to perform, keep or observe any provision (other than a breach of the preceding Sections 7.1(h), 7.1(i), 7.1(j), 7.1(k) or 7.1(m)) not involving a payment obligation of this Loan Agreement, contained in this Loan Agreement and any such failure shall remain unremedied for thirty (30) days after written notification thereof shall have been given to Vie by the Investors.

             (c) Breach of Representation or Warranty. Any representation or warranty made by Vie under or in connection with any Transaction Document shall prove to have been untrue or misleading when made in any material respect.

             (d) Breach of Section 7.1(h), 7.1(i), 7.1(j), 7.1(k) or 7.1(m). Any
failure to comply with the preceding Section 7.1(h), 7.1(i), 7.1(j), 7.1(k) or 7.1(m) and such failure shall remain unremedied for five (5) days after written notification thereof shall have been given to Vie by the Investors.

             (e) Cross Default. A default or defaults under any Indebtedness by Vie or any Subsidiary or under any mortgage(s), indenture(s) or instrument(s) under which there may be issued or by which there may be secured or evidenced any Indebtedness by Vie or any Subsidiary with a principal amount then outstanding, individually or in the aggregate, in excess of $500,000, whether such Indebtedness now exists or shall hereafter be created, which default with the passing of time or the giving of notice, or both, shall give the holders of such Indebtedness the right to declare any obligation with respect to such Indebtedness due and payable prior to the date on which it would otherwise have become due and payable.

           (f) Bankruptcy, Insolvency, Reorganization, etc.

                   (i) The entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of Vie or any Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging Vie or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Vie or any Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Vie or any Subsidiary or of any substantial part of the property of Vie or any Subsidiary, or ordering the winding up or liquidation of the affairs of Vie or any Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 30 consecutive days.

                   (ii) The commencement by Vie or any Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the Consent by Vie or any Subsidiary to the entry of a decree or order for relief in respect of Vie or any Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Vie or any Subsidiary, or the filing by Vie or any such Subsidiary of a petition or answer or Consent seeking reorganization or relief under any applicable federal or state law, or the Consent by Vie or any Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Vie or any Subsidiary or of any substantial part of the property of Vie or any Subsidiary, or the making by Vie or any Subsidiary of an assignment for the benefit of creditors, or the admission by Vie or any Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Vie or any Subsidiary in furtherance of any such action.

           (g) Judgments. Either (i) a judgment or order for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) or its equivalent in another currency, or (ii) a temporary restraining order, preliminary or final injunction, order of specific performance or similar judgment, order or decree requiring Vie or any Subsidiary to take, or prohibiting them from taking, any action, if such order, injunction, judgment or decree would be reasonably likely to have a Material Adverse Effect, is entered against Vie, any of its Subsidiaries or any of their respective assets, and such judgment, order, injunction or decree is not discharged or appealed and stayed, and remains unpaid, for a period of fifteen (15) days of entry or imposition thereof.

     Upon any Event of Default, the Investors may terminate any of its obligations hereunder or under any Transaction Document. With respect to any Event of Default, subject to Article 9, (i) in any such event described in
Section 8.1(f), all Obligations shall automatically be due and payable without notice or demand or any action whatsoever by the Investors; and (ii) in all other Events of Default, the Investors may, upon notice (in accordance with Section 10.1) to Vie, declare all Obligations (or any part thereof), to be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Vie.

          In addition, upon any Event of Default, the Investors may without prior notice or demand, exercise any and all rights available to them under this Loan Agreement and the Notes in equity or by applicable law. No action taken by the Investors shall be deemed to be an election of remedies by the Investors, it being the intent of the parties that the Investors shall be entitled repeatedly to exercise all remedies separately or concurrently and in any manner allowed by law.

                                    ARTICLE 9.
                                  SUBORDINATION

          Section 9.1 Subordination.

                  (a) The Obligations of Vie pursuant to this Loan Agreement and the Notes shall be subordinated in right of payment to the obligations of Vie under the RGC Note and no payment will be made under this Loan Agreement and the Notes, directly or indirectly, by redemption, purchase, prepayment or otherwise, unless and until all obligations under the RGC Note as in effect on the date hereof, and without giving effect to any extension, increase in principal amount or other modification or amendment effected after the date hereof, are paid in full.

                  (b) Each of the Investors hereby irrevocably agree that, if any payment or payments are made pursuant to this Loan Agreement or the Notes and the amount or total amount of such payment or payments exceeds the amount, if any, that such Investor would be entitled to receive upon the proper application of the subordination provisions set forth in this Section 9.1, the payment of such excess amount shall be deemed null and void and such Investor shall return the amount of such excess payment to Vie.

                  (c) Nothing contained in this Article 9 shall prevent, restrict or restrain any Conversion effected pursuant to Section 3.5 except, and only to the extent, that the Stock issued pursuant to such Conversion constitutes Indebtedness that is not subordinate to the obligations under the RGC Note to at least the extent provided by this Article 9.

                                   ARTICLE 10.
                                  MISCELLANEOUS

          Section 10.1 Notices, etc. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Loan Agreement shall be in writing and shall be deemed to have been duly given:
(i) on the date of delivery if personally delivered by hand; (ii) upon the third day after such notice is (1) deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (2) sent by a nationally recognized overnight express courier; or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

        If to the Investors:            SOFTBANK Capital Partners LP
                                        SOFTBANK Capital Advisors Fund LP
                                        SOFTBANK Capital LP
                                        1188 Centre Street
                                        Newton Center, Massachusetts 02469
                                        Attention:  Ronald D. Fisher
                                        Facsimile No.:  (617) 928-9301

                                        and

                                        Draper Fisher Jurvetson ePlanet
                                               Ventures L.P.
                                        Draper Fisher Jurvetson ePlanet Partners
                                               Fund, LLC
                                        Draper Fisher Jurvetson ePlanet
                                               Ventures GmbH & Co. KG
                                        400 Seaport Court, Suite 102
                                        Redwood City, California 94063
                                        Attention:  Asad Jamal
                                        Facsimile No.:  (650) 599-9629

        With a copy, which shall
        not constitute notice, to:      Sullivan & Cromwell
                                        1870 Embarcadero Road
                                        Palo Alto, California  94303
                                        Attention:  John L. Savva
                                        Telephone No.: (650) 461-5600
                                        Facsimile No.:  (650) 461-5700

                                        and

                                        Simpson, Thacher & Bartlett
                                        3330 Hillview Avenue
                                        Palo Alto, California 94304
                                        Attention:  Michael J. Nooney
                                        Telephone No.: (650) 251-5000
                                        Facsimile No.:  (650) 251-5002

          If to Vie:                      Vie Financial Group, Inc.
                                          1835 Market Street, Suite 420
                                          Philadelphia, Pennsylvania 19103
                                          Attention:  William Uchimoto
                                          Telephone No.: (215) 789-3305
                                          Facsimile No.:  (215) 789-3399

          With a copy, which shall
          not constitute notice, to:      Wilmer, Cutler & Pickering
                                          1600 Tysons Boulevard, 10th Floor
                                          Tysons Corner, VA 22102-9700
                                          Attention:  Gregory J. Ewald
                                          Telephone No.: (703) 251-9700
                                          Facsimile No.:  (703) 251-9797

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.1.

          Section 10.2 No Waiver; Remedies. No failure on the part of the Investors to exercise, and no delay in exercising, any right under this any Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the aforesaid preclude any other or further exercise thereof or the exercise of any other right from time to time and as often as the Investors may deem expedient and without notice (except any notice which is specifically required by written agreement). The remedies provided in the Transaction Documents are cumulative and not exclusive of any remedies provided by law or in equity, now or hereafter existing.

          Section 10.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP except as otherwise stated herein.

          Section 10.4 Assignment. This Loan Agreement shall not be assignable by Vie without the Investors' Consent. The Investors may assign to any of their respective affiliates the obligation, subject to Vie's satisfaction of all conditions precedent in Section 5.1 hereof, to make all or a portion of the Loan on the Closing Date to Vie. In addition, following the Closing Date the Investors may sell, transfer, assign, negotiate, pledge, or hypothecate all or any portion of their rights under this Loan Agreement to any Person.

          Section 10.5 Governing Law; Venue. The Transaction Documents shall be deemed to have been made in New York and the validity of such documents, their construction, interpretation and enforcement, shall be determined under, governed by and construed in accordance with the laws of New York. In any court proceeding, Vie agrees to submit to the jurisdiction of the state or federal court selected by the Investors, and venue of any action concerning this any Transaction Document shall be in the county of New York in the State of New York. Vie hereby irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of such venue and any claim that any such forum is an inconvenient forum. Nothing in this Section 10.5 shall impair the right of the Investors to bring any action or proceeding against Vie or its property in the courts of any other county or jurisdiction.

          Section 10.6 Entire Agreement; Headings; Amendments; Severability; Time; Fair Construction; Counterparts; Third Party Beneficiaries. The Transaction Documents constitute the entire agreement between the parties regarding the terms of this Loan and supersede any and all other agreements relating to the subject matter of the Transaction Documents, oral or written, among any or all of the parties. The headings of the various sections and subsections of each of the Transaction Document are for convenience of reference only and do not constitute a part of the respective document and shall not affect the meaning or construction of any provision.

          No amendment, waiver or forbearance of any provision of any Transaction Document shall be effective unless the same shall be in a writing signed by Investors holding Notes representing a majority of the principal balance outstanding under this Loan Agreement. Any such waiver or forbearance shall only be effective for the specific purpose and in the specific instance given and not for other or subsequent purposes or instances and no forbearance or waiver shall affect the Investors' right to refuse further forbearances or waivers. If any portion any Transaction Document is held to be invalid or unenforceable, the remaining portions and provisions and conditions thereof shall remain in full force and effect.

          Time is of the essence under each of the Transaction Documents. Counsel for each party has participated in the review and revision of the Transaction Documents and each party agrees that the rules of construction requiring any ambiguities to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents. The signature pages of each of the Transaction Document may be executed in counterparts.

          Nothing in this Loan Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement, except as expressly provided in this Loan Agreement.

          Section 10.7 Non-Disclosure. Vie shall not disclose the existence of the Loan or the Transaction Documents without the prior written approval of SOFTBANK Capital Partners LP and Draper Fisher Jurvetson ePlanet Ventures L.P., except to the extent that such disclosure is required to be made by Vie in order to avoid violating the federal securities laws or in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process). In the event that Vie or any of its representative or affiliates is required to disclose any such information, to the extent legally permissible and practicable, Vie shall provide the Investors with the proposed form of disclosure and a reasonable amount of time in which to review and comment on the proposed disclosure and shall cooperate with the Investors to the extent that they may seek to limit or modify such disclosure; provided, however, SOFTBANK Capital Partners

LP and Draper Fisher Jurvetson ePlanet Ventures L.P. shall promptly provide Vie with any comments and in no event shall SOFTBANK Capital Partners LP's or Draper Fisher Jurvetson ePlanet Ventures L.P.'s review delay Vie from making a timely filing with the SEC.

          Section 10.8 Confidentiality. Except as may be required to enforce the rights and duties established hereunder, the parties hereto shall preserve in a confidential manner all information received from the other pursuant to the Transaction Documents, and shall not disclose such information except to those Persons with which a confidential relationship is maintained (including regulators, legal counsel, accountants, agents or an assignee or a prospective assignee of any of the Investors' rights hereunder).

                  [Remainder of page intentionally left blank]

Executed and dated as of the date first set forth above.

VIE FINANCIAL GROUP, INC.,        SOFTBANK CAPITAL PARTNERS LP
a Delaware corporation            SOFTBANK CAPITAL ADVISORS FUND LP
                                  SOFTBANK CAPITAL LP

By ________________________       By: SOFTBANK CAPITAL PARTNERS LLC,
                                      its General Partner
Its_________________________

                                  By: __________________________________
                                  Name:
                                  Title:

                                  DRAPER FISHER JURVETSON
                                    ePLANET VENTURES L.P.

                                  By: __________________________________
                                  Name:
                                  Title:

                                  DRAPER FISHER JURVETSON
                                    ePLANET PARTNERS FUND, LLC

                                  By: __________________________________
                                  Name:
                                  Title:

                                  DRAPER FISHER JURVETSON
                                    ePLANET VENTURES GMBH & CO. KG

                                  By: __________________________________
                                  Name:
                                  Title:

                              DEFINITIONS ADDENDUM

     This Definitions Addendum is an attachment to and part of that certain LOAN AGREEMENT ("Loan Agreement") dated as of December 30, 2002 between Vie Financial Group, Inc., SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, SOFTBANK Investors Capital LP, Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC, and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG. Except as otherwise stated in this Loan Agreement, the following terms shall have the following meanings:

     "Additional Financing" has the meaning set forth in Section 3.5(a) of this Loan Agreement.

     "Applicable Conversion Price" has the meaning set forth in Section 3.5(d)(i) of this Loan Agreement.

     "Arising Out Of" means directly or indirectly arising out of, relating in any manner to, arising in connection with, growing out of or stemming from, or in any manner caused by or resulting from, whether by action or inaction and whether such action or inaction be culpable and whether such action be in contract, tort or otherwise.

     "Board" means the board of directors of Vie.

     "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York City are authorized or required by law or executive order to close.

     "Capital Lease Obligations" means, with respect to any Person, the obligation of such Person to pay rent or other amounts under any lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for under GAAP as a liability on a consolidated balance sheet of such Person.

     "Claim" or "Claims" means any and all administrative, legal or other actions, claims, suits, appeals, settlements, consent decrees, or investigations.

     "Closing" or "Closing Date" shall mean the last to occur of: (a) the date the Transaction Documents are executed and delivered to the Investors and (b) the date all conditions precedent contained in Section 5.1 of this Loan Agreement are satisfied.

     "Common Stock" means the common stock, par value $0.01 per share, of Vie.

     "Company Reports" has the meaning set forth in Section 6.1(h) of this Loan Agreement.

     "Consent" means a written document containing the approval of and executed by the Person to be bound by the document.

     "Contractual Obligation" means, with respect to any Person, each provision of each Transaction Document, and all provisions of all other agreements, contracts, instrument and undertakings to which such Person is a party or by which it or any Conversion of its property is bound.

     "Conversion" has the meaning set forth in Section 3.5(e)(i) of this Loan Agreement.

     "Costs and Fees" means all reasonable out-of-pocket or incurred costs (including without limitation those incurred by the following persons) and expenses of every nature, including, without limitation, reasonable attorneys' fees for outside counsel, whether incurred before trial, at trial, or on appeal and including any such costs and expenses incurred in any bankruptcy or arbitration proceeding), reasonable fees of paralegals, clerks, accountants and other consultants or experts, and of collection and other agents, and all other reasonable fees, costs and expenses of every nature whatsoever now or hereafter incurred from time to time.

     "Default" or "Event of Default" has the meaning set forth in Section 8.1 of this Loan Agreement.

     "Default Rate" has the meaning set forth in Section 4.2 of this Loan Agreement.

     "Draper Fisher" has the meaning set forth in the preamble of this Loan Agreement, and any of its successors or assigns.

     "Effective Date" has the meaning set forth in the preamble of this Loan Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as it may be amended, and any successor act thereto.

     "Final Conversion" has the meaning set forth in Section 3.5(b) of this Loan Agreement.

     "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles as in effect from time to time in the United States.

     "Governmental Body" means any foreign or domestic government; court; federal, state, county, municipal or other department, commission, board, bureau, agency, administrator, public authority or instrumentality; arbitrator; mediator; or other governmental regulator or authority.

     "Indebtedness" means, with respect to any Person, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such Person in connection with letters of credit, bankers' acceptances, Interest Rate Protection Agreement or other similar instruments, including currency swaps) other than indebtedness to trade creditors and service providers incurred in the ordinary course of business and payable on usual and customary terms, (ii) all obligations or such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the remedies available to the seller or lender under such agreement are limited to repossession or sale of such property), (iv) all Capital Lease Obligations of such Person, (v) all obligations of the types described in clauses (i), (ii), (iii) or (iv) above secured by (or for which the obligee has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) all preferred stock issued by such Person which is redeemable, prior to full satisfaction of Vie's obligations under this Loan Agreement and the Notes, other than at the option of such Person, (vii) all Indebtedness of others subject to a Third Party Guaranty by such Person and
(viii) all Indebtedness of any partnership of which such Person is a general partner.

     "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or similar hedging arrangement used by a Person to fix or cap a floating rate of interest on Indebtedness to a negotiated maximum rate or amount.

     "Investor" or "Investors" has the meaning set forth in the preamble of this Loan Agreement.

     "Investors' Preferred Stock" has the meaning set forth in Section 3.5(e)(ii)(2) in this Loan Agreement.

     "Liability" or "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Lien" or "Liens" means, with respect to any Person, any security interest, pledge, mortgage, charge, option, assignment, hypothecation, encumbrance, attachment, garnishment, sequestration, forfeiture, execution or other voluntary or involuntary lien upon or affecting the revenues of such Person or any real or personal property in which such Person has or hereafter acquires any interest, except (i) Liens for Taxes which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings Consented to by the Investors; (ii) Liens imposed by law (including, without limitation, materialman's, mechanic's, carrier's, workmen's and repairmen's liens) incurred in good faith in the ordinary course of business which are not delinquent by more than sixty (60) days or which are being contested in good faith by appropriate proceedings; and
(iii) deposits or pledges under workmen's compensation, unemployment insurance, social security, bids, tenders, contracts (except for repayment of borrowed money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business.

     "Loan" or "Loans" means the loan from the Investors to Vie in the original aggregate principal amount of $2,400,000 made pursuant to this Loan Agreement and as the Loan may be extended, modified or renewed from time to time.

     "Loan Agreement" means this Loan Agreement, as the same may be amended, extended or renewed from time to time.

     "Loss" or "Losses" means any and all Costs and Fees, losses, liabilities, deficiencies, obligations, damages and other expenses of every nature, including without limitation interest and penalties.

     "Material Adverse Effect" means a material adverse effect upon the business, financial condition, results of operations, property, assets or prospects of Vie or any of the Subsidiaries, or upon the ability of Vie to consummate the transactions contemplated by, or perform its obligations under this Loan Agreement and the Transaction Documents.

     "Maturity Date" has the meaning set forth in Section 3.1 of this Loan Agreement.

     "Note" or "Notes" means any and all of the promissory notes in substantially the form attached as Exhibit A, as extended, renewed or amended from time to time.

     "OII" has the meaning set forth in Section 2.1 of this Loan Agreement.

     "Obligations" means all obligations for principal or interest on the Notes, all Costs and Fees, all indemnification obligations and all other amounts of every nature whatsoever due or to become due the Investors under the Transaction Documents.

     "Optional Conversion" has the meaning set forth in Section 3.5(a) of this Loan Agreement.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or any other entity or organization, including a state, government or political subdivision or an agency or instrumentality thereof.

     "Preferred Stock" means the Series B Preferred Stock, par value $0.01 per share, of Vie.

     "Principal Amount" has the meaning set forth in Section 2.1 of this Loan Agreement.

     "Related Person" has the meaning set forth in Section 7.1(j) of this Loan Agreement.

     "Requirement of Law" or "Requirements of Law" means, with respect to any Person, the now or hereafter existing articles or certificate of incorporation and bylaws, the partnership or limited liability company agreement or other organizational or governing documents of such Person, and any law, treaty, rule, order, judgment, decree, injunction, writ, or regulation, or a final and binding determination of an arbitrator, mediator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "RGC Note" means the 7.5% Senior Secured Promissory Note, dated May 3, 2002 (as in effect of the date hereof, the "RGC Note"), issued by Vie to RGC International Investors, LDC.

     "SEC" means the Securities and Exchange Commission, or any Governmental Body succeeding to any or all of the functions of said Commission.

     "Securities" means the Notes, the Stock issuable by Vie upon conversion of the Notes as provided in Section 3.5, the Investors' Preferred Stock, the Common Stock issuable by Vie upon conversion of the Investors' Preferred Stock, the Warrants and the Stock issuable by Vie upon exercise of the Warrants.

     "Securities Act" means the Securities Act of 1933, as it may be amended, and any successor act thereto.

     "Softbank" has the meaning set forth in the preamble of this Loan Agreement, and any of its successors or assigns.

     "Stock" means any equity security of Vie, including, without limitation, the Common Stock and Preferred Stock.

     "Subordinated Indebtedness" means Indebtedness of Vie as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Indebtedness shall be subordinate to the prior payment in full of the Obligations to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be permitted for so long as any default in the payment of principal or interest on the Loan exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default exists with respect to the Loan, no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be made; and (iii) such Indebtedness may not
(x) provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by Vie (including any redemption, retirement or repurchase which is contingent upon events or circumstances, and including any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to May 5, 2006, or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by Vie) of such other Indebtedness at the option of the holder thereof prior to May 5, 2006.

     "Subsidiary" or "Subsidiaries" means any or all of Vie Institutional Services, Inc. (formerly Croix Securities, Inc.) a Delaware corporation, Vie Securities, LLC (formerly ATG Trading, LLC), a Delaware limited liability company, and any other direct or indirect subsidiary of Vie.

     "Taxes" means for any Person any federal or state tax, assessment, duty, levy, withholding liability, impost and other charges of every nature whatsoever imposed by any Governmental Body on such Person or on any of its property or because of any, revenue, income, sales, use, product, employee or franchise, and any interest or penalty with respect to any of the foregoing.

     "10-K" has the meaning set forth in Section 5.1(h) of this Loan Agreement.

     "10-Q" has the meaning set forth in Section 5.1(h) of this Loan Agreement.

     "Third Party Guaranty" means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness of (iii) to maintain working capital, equity capital or the financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness.

     "Transaction Documents" means this Loan Agreement, the Notes, the Warrants and the Certificate executed pursuant to Section 5.1(b).

     "Vie" means Vie Financial Group, Inc., a Delaware corporation.

     "Warrant" or "Warrants" means any and all of the warrants in substantially the form attached as Exhibit D.